As filed with the Securities and Exchange Commission on December 7, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CASH SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	87-0398535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
(702) 987-7169
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Michael D. Rumbolz
Chief Executive Officer, President and Chairman of the Board
Cash Systems, Inc.
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
(702) 987-7169
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

Copy to:
Barbara Polsky, Esq.
Joshua A. Dean, Esq.
Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, CA 90064
(310) 312-4000

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount To Be	Offering Price Per	Aggregate Offering	Registration
Securities to Be Registered	Registered (1)	Unit (2)	Price (2)	Fee (2)
Common Stock, par value $0.001 per share	3,656,252	$6.72	$24,570,013	$2,629.00

(1)	This registration statement registers 130% of the number of shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”), that are initially issuable upon conversion of $20.0 million in aggregate principal amount of the registrant’s senior secured convertible notes and upon exercise of certain related warrants. The notes are initially convertible into 2,500,001 shares of Common Stock, based on a conversion price of $8.00 per share, and the warrants are initially exercisable for 312,500 shares of Common Stock at an exercise price of $8.00 per share. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of Common Stock issuable upon conversion of the notes and upon exercise of the warrants in connection with stock splits, stock dividends, recapitalizations or similar events.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the Common Stock as reported on The NASDAQ Global Market on December 4, 2006.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 7, 2006
3,656,252 Shares of Common Stock

     We issued $20.0 million aggregate principal amount of senior secured convertible notes and warrants to purchase shares of our common stock in a private placement on October 10, 2006. The notes are initially convertible into 2,500,001 shares of our common stock, based on a conversion price of $8.00 per share, and the warrants are initially exercisable for 312,500 shares of our common stock at an exercise price of $8.00 per share. The conversion price of the notes, the exercise price of the warrants and the number of shares of our common stock that are issuable upon conversion of the notes and upon exercise of the warrants are subject to adjustment as a result of certain issuances of our common stock, or securities convertible into or exercisable for shares of our common stock, below $8.00 per share. Pursuant to a registration rights agreement entered into by us in connection with the private placement of the notes and warrants, we agreed to register for resale 130% of the shares of our common stock issuable upon conversion of the notes and upon exercise of the warrants. As a result, we are registering for resale 3,656,252 shares of our common stock.
     This prospectus may be used by selling stockholders named in this prospectus to offer and sale, each for their own accounts, the shares of our common stock issuable upon conversion of the notes and exercise of the warrants. We will not receive any of the proceeds from the sale of these shares, but we will receive the exercise price of the warrants if the warrants are exercised for cash. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. None of the shares offered pursuant to this prospectus have been registered prior to the filing of the registration statement of which this prospectus is a part.
     Our common stock is quoted on The NASDAQ Global Market under the symbol “CKNN.” On December 4, 2006, the last sale price of our common stock as reported on The NASDAQ Global Market was $6.61 per share.
     Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                    , 2006.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable supplement. We have not authorized anyone else to provide you with different information. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.
     Unless the context otherwise requires, the terms “we,” “us,” “our,” “and “the Company” refer to Cash Systems, Inc., a Delaware corporation, and its subsidiaries.

CASH SYSTEMS, INC.
     We provide credit/debit card cash advance, ATM and check cashing solutions to casinos, a majority of which are owned and operated by Native American tribes. These products are the primary means by which casinos make cash available to gaming patrons. We also provide casinos with ancillary services such as on-line reporting, which enhances their ability to monitor player activity and market to gaming patrons. On February 28, 2006, we acquired Indian Gaming Services, a San Diego-based cash-access provider to the gaming industry and a division of Borrego Springs Bank, N.A. The acquisition provided us with additional ATM, check cashing and credit and debit services to 11 casino facilities. In addition, the acquisition provided us with access to other credit and debit processing opportunities. In April 2006, we entered into a joint venture agreement with Bally Technologies, Inc. and Scotch Twist, Inc. Through this joint venture, we hope to develop cashless gaming products that allow customers to fund player accounts using credit and debit cards at the gaming device under a license to a portfolio of patents from Scotch Twist, Inc. We do not anticipate that the development costs related to this joint venture will be material to us.
     Our principal office is located at 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada. In addition, we have an office in Burnsville, Minnesota which is used by our call center and technical support staff.

RISK FACTORS
     An investment in our common stock involves a number of risks. Before making an investment decision to purchase our common stock, you should carefully consider all of the risks described below, as well as the other information included in, or incorporated by reference into, this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements contained in this prospectus as a result of certain factors, including the risks described below and elsewhere in this prospectus and in documents incorporated by reference into this prospectus. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.
Risks Related to Our Business
Competition in the market for cash access products and services is intense, and if we are unable to compete effectively, we could face price reductions and decreased demand for our services.
     Some of our current and potential competitors have a number of significant advantages over us, including:
•	commission structures that are more beneficial to gaming establishments than ours;

•	longer operating histories;

•	pre-existing relationships with potential customers; and

•	significantly greater financial, marketing and other resources, which allow them to respond more quickly to new or changing opportunities.
     In addition, some of our current and potential competitors have greater name recognition and marketing power. Furthermore, some of our current competitors have established, and in the future potential competitors may establish, cooperative relationships with each other or with third parties or adopt aggressive pricing policies to gain market share.
     As a result of the intense competition in this industry, we could encounter significant pricing pressures and lose customers. These pricing pressures could result in significantly lower average service charges for our cash access services or higher commissions payable to gaming establishments. We may not be able to offset the effects of any service charge reductions with an increase in the number of customers, cost reductions or otherwise. In addition, the gaming industry is always subject to market consolidation, which could result in increased pricing pressure and additional competition. To the extent that competitive pressures in the future force us to reduce our pricing to establish or maintain relationships with gaming establishments, our revenues could decline.
The cash access industry is subject to change, and we must keep pace with the changes to successfully compete.
     The demand for our products and services is affected by changing technology, evolving industry standards and the introduction of new products and services. Cash access services are based on existing financial services and payment methods, which are also continually evolving. Our future success will depend, in part, upon our ability to successfully develop and introduce new cash access services based on emerging financial services and payment methods, which may, for example, be based on stored value cards, Internet-based payment methods or the use of portable consumer devices such as personal digital assistants and cellular telephones, and to enhance our existing products and services on a timely basis to respond to changes in patron preferences and industry standards. We cannot be sure that the products, services or technologies that we choose to develop will achieve market acceptance or obtain any necessary regulatory approval or that products, services or technologies that we choose not to develop will not threaten our market position. If we are unable, for technological or other reasons, to develop new products or services, enhance or sell existing products or services in a timely and cost-effective manner in response to technological or market changes, our business, financial condition and results of operations may be materially adversely affected.

The loss of our sponsorship into the Visa U.S.A., Visa International and MasterCard card associations could have a material adverse effect on our business.
     We cannot provide cash access services involving VISA cards and MasterCard cards in the United States without sponsorship into the Visa U.S.A. and MasterCard card associations. Harris Bank and BankFirst currently sponsor us into the card associations. In the event we lose our sponsorship by Harris Bank and BankFirst into the card associations, we would need to obtain sponsorship into the card associations through another member of the card associations that is capable of supporting our transaction volume. We may not be able to obtain alternate sponsorship. Our inability to obtain alternate sponsorship on favorable terms or at all would have a material adverse effect on our business and operating results.
Because of our dependence on certain customers, the loss of a top customer could have a material adverse effect on our revenues and profitability.
     During each of the years ended December 31, 2005, 2004 and 2003, two of our customers each accounted for more than 10% of our total revenues. The two customers, The Seminole Tribe of Florida and Ho-Chunk Nation, together accounted for 39.3%, 44.5%, and 27.6% of our total revenues in 2005, 2004 and 2003, respectively. We contract with The Seminole Tribe of Florida through a third party affiliated with The Seminole Tribe of Florida, and we contract with Ho-Chunk Nation directly. We have provided cash access services to The Seminole Tribe of Florida since November 2001 and to Ho-Chunk Nation since May 2003. There can be no assurance that these contracts will be renewed after their terms expire. In addition, loss or financial hardship experienced by, or a substantial decrease in revenues from, any one of our two top customers could have a material adverse effect on our business, financial condition and results of operations. Consolidation among operators of gaming establishments may also result in the loss of a top customer to the extent that customers of ours are acquired by our competitors’ customers.
If we are unable to maintain our current customers on terms that are favorable to us, our business, financial condition and operating results may suffer a material adverse effect.
     We enter into contracts with our gaming establishment customers to provide our cash access products and related services. Most of our contracts have a term ranging from three to five years in duration and provide that we are the only provider of cash access products to these establishments during the term of the contract. In most of the contracts, either party may cancel the agreement for “cause” if a breach is not cured within thirty days. In addition, some of the contracts are terminable upon 30 days advance notice and some either become nonexclusive or terminable by our gaming establishment customers in the event that we fail to satisfy specific covenants set forth in the contracts, such as covenants related to our ongoing product development. We are typically required to renegotiate the terms of our customer contracts upon their expiration, and in some circumstances we may be forced to modify the terms of our contracts before they expire. Assuming constant transaction volume, increases in commissions or other incentives paid to gaming establishments would reduce our operating results. We may not succeed in renewing these contracts when they expire, which would result in a complete loss of revenue from that customer.
An unexpectedly high level of chargebacks could adversely affect our business.
     When gaming patrons use our cash access services, we either dispense cash or produce a negotiable instrument that can be endorsed and exchanged for cash. If a completed cash access transaction is subsequently disputed by a cardholder or accountholder and if we are unsuccessful in establishing the validity of the transaction, the transaction becomes a chargeback and we may not be able to collect payment for such transaction. If, in the future, we incur an unexpectedly high level of chargebacks, we may suffer a material adverse effect to our business, financial condition or results of operations.
If we are unable to protect our intellectual property, we may lose a valuable competitive advantage or be forced to incur costly litigation to protect our rights.

     We use technology in operating our business, and our success depends on developing and protecting our intellectual property. We rely on copyright, patent, trademark and trade secret laws, as well as the terms of license agreements with third parties, to protect our intellectual property. We also rely on other confidentiality and contractual agreements and arrangements with our employees, affiliates, business partners and customers to establish and protect our intellectual property and similar proprietary rights. We have been issued a patent for system and method for performing a quasi-cash transaction, U.S. Patent No. 6,951,302. At the same time, our products may not be patentable in their entirety or at all. For example, although we currently have seven inventions that are the subject of patent applications pending in the United States Patent and Trademark Office, we can provide no assurance that these applications will become issued patents. If they do not become issued patents, our competitors would not be prevented from using these inventions.
     We also license various technology and intellectual property rights from third parties. We rely heavily on third parties to maintain and protect these technology and intellectual property rights. If our licensors or business partners fail to protect their intellectual property rights in technology that we license and we are unable to protect these rights, the value of our licenses may diminish significantly. It is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. In addition, we may not be able to deter current and former employees, consultants, and other parties from breaching confidentiality agreements and misappropriating proprietary information. If we are unable to adequately protect our technology or our exclusively licensed rights, or if we are unable to continue to obtain or maintain licenses for technology from third parties, it could have a material adverse effect on the value of our intellectual property, similar proprietary rights, our reputation, and our results of operations.
     In the future, we may have to rely on litigation to enforce our intellectual property rights and contractual rights. In addition, we may face claims of infringement that could interfere with our ability to use technology or other intellectual property rights that are material to our business operations. If litigation that we initiate is unsuccessful, we may not be able to protect the value of some of our intellectual property. In the event a claim of infringement against us is successful, we may be required to pay royalties or license fees to continue to use technology or other intellectual property rights that we had been using or we may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable time. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products and services may infringe on the intellectual property rights of third parties and our intellectual property rights may not have the value we believe them to have.
Our products and services are complex, depend on a myriad of complex networks and technologies and may be subject to software or hardware errors or failures that could lead to an increase in our costs, reduce our revenues or damage our reputation.
     Our products and services, and the networks and third party services upon which our products and services are based, are complex and may contain undetected errors or may suffer unexpected failures. The computer networks that we rely upon in providing our products and services are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data, public release of confidential data and the inability to complete gaming patron transactions. The occurrence of these errors or failures, disruptions or unauthorized access could adversely affect our sales to customers, diminish the use of our cash access products and services by gaming patrons, cause us to incur significant repair costs, result in our liability, divert the attention of our development personnel from product development efforts, and cause us to lose credibility with current or prospective customers or gaming patrons.
     We have formed relationships with and rely heavily on the services and technology of a number of third party companies and consultants to operate our systems and ensure the integrity of our technology. Although we do not anticipate severing relations with any of these parties, any of these providers may cease providing these services or technology in an efficient, cost-effective manner, or altogether, or be unable to adequately expand their services to meet our needs. In the event of an interruption in, or the cessation of, services or technology by an existing third party provider, we may not be able to make alternative arrangements for the supply of the services or technology that are critical to the operation of our business and this could have a material adverse effect on our business.

Changes in interchange rates may affect our costs of revenues.
     We pay credit card associations interchange fees for services they provide in settling transactions routed through their networks. In addition, we pay fees to participate in various ATM or debit networks. The amounts of these interchange fees are fixed by the card associations and networks in their sole discretion, and are subject to increase in their discretion from time to time. Many of our contracts enable us to pass through to our customers the amount of any increase in interchange or processing fees, but competitive pressures might prevent us from doing so. To the extent that we are unable to pass through to our customers the amount of any increase in interchange or processing fees, our costs of revenues would increase and our net income would decrease, assuming no change in transaction volumes. Any such decrease in net income could have a material adverse effect on our financial condition and results of operations.
We are subject to extensive rules and regulations of card associations, including MasterCard International and Visa U.S.A.
     A significant portion of our cash access services are processed as transactions subject to the extensive rules and regulations of the two leading card associations, MasterCard International and Visa U.S.A. From time to time, we receive correspondence from these card associations regarding our compliance with their rules and regulations. In the ordinary course of our business, we engage in discussions with our sponsoring bank and/or the card associations regarding our compliance with their rules and regulations. The rules and regulations of the card associations may not always expressly address some of the contexts and settings in which we process cash access transactions, or do so in a manner subject to varying interpretations. From time to time we also face technical compliance issues, e.g. the format of data submission files. We expect to continue to face and resolve issues such as these in the ordinary course of business, which we do not believe will result in a material adverse impact on our operations. The card associations modify their rules and regulations from time to time. In the event that the card associations or our sponsoring bank determine that the manner in which we process certain card transactions is not in compliance with existing rules and regulations, or if the card associations adopt new rules or regulations that prohibit or restrict the manner in which we process certain card transactions, we may be forced to modify the manner in which we operate which may increase our costs, or cease processing certain types of cash access transactions altogether, either of which could have a material negative impact on our business. As an example of the card associations amending their regulations, we are now required to comply with the Payment Card Industry (PCI) Data Security Standard. We have developed and are currently implementing a detailed plan to achieve compliance with the PCI Data Security Standard. If we are found to be in non-compliance with this standard, we may be subject to substantial penalties and fines.
     We also process transactions involving the use of the Discover Card. The rules and regulations of the proprietary credit card network that services this card present risks to us that are similar to those posed by the rules and regulations of MasterCard International and Visa U.S.A.
We are subject to regulatory and political risks associated with the majority of our customers being Native American, Sovereign Nations.
     For the year ended December 31, 2005, approximately 60% of our current business is with Native American Tribal operated casinos. The Tribes are sovereign nations which may determine their own rules, regulations and dispute processes. The only limitation on the Tribal jurisdiction is the Gaming Compact, adopted by the particular state within which the Tribe’s casino is located, which the Tribe has signed to authorize the opening of its casino. Our contracts with the Tribal casinos are subject to approval by the Tribal Council, the political governing body of the Tribe, and the Tribal Gaming Commission. Any change in the make-up of the Tribal Council membership, due to elections, resignations, or other means may result in a termination or non-renewal of our contract or license, or both. The Tribal Gaming Commissions have authority to regulate all aspects of casino operations, including vendor selection and licensing. Failure to maintain compliance with all requirements of the Tribal Gaming Commission may result in the loss of our license and subsequently the loss of the contract.
We are subject to the performance of third parties whom we contract through as vendors to some Tribal casinos.

     Some of our Tribal contracts are with other vendors who themselves contract directly with the Tribal casinos for cash access services. The loss of the contract by these third parties, for any reason, may result in our loss of the contract.
Our joint development activities may result in products that are not commercially successful or that are not available in a timely fashion.
     We have engaged in joint development projects with third parties in the past, including our joint venture with Bally Technologies, Inc. and Scotch Twist, Inc., and we expect to continue doing so in the future. Joint developments can magnify several risks for us, including the loss of control over development of aspects of the jointly developed products and over the timing of product availability. Accordingly, we face increased risk that joint development activities will result in products that are not commercially successful or that are not available in a timely fashion.
     In addition to joint development activities, from time to time we consider acquiring additional technologies, products and intellectual property. We periodically enter into discussions with third parties regarding such potential acquisitions. We cannot assure you that we will enter into any such acquisition agreements in the near future or at all. We have no present understanding or agreements with respect to any acquisitions.
We depend on our key personnel.
     We are highly dependent on the involvement of Michael Rumbolz, our Chief Executive Officer, and other members of our senior management team. All of our executive officers have separate employment and non-compete agreements with us. The loss of Mr. Rumbolz, whose employment agreement with us is currently set to expire on December 31, 2006, or other members of our senior management team would have a material adverse effect on our business.
     Our success depends to a significant degree upon the performance and continued service of key managers involved in the development and marketing of our products and services to gaming establishments. Our future success depends upon our ability to attract, train and retain such personnel. We may need to increase the number of key managers as we further develop our products and services and as we penetrate other geographic markets. Our ability to enter into contracts with gaming establishments depends in large part on the relationships that our key managers have formed with management-level personnel of gaming establishments. Competition for individuals with such relationships is intense, and we cannot be certain that we will be successful in recruiting and retaining such personnel. In addition, employees may leave our company and subsequently compete with us. Our sales efforts are particularly hampered by the defection of personnel with long-standing relationships with management-level personnel of gaming establishments.
Our senior secured convertible notes contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests.
     Our senior secured convertible notes contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. These restrictions include, among other things, limits on our ability to make investments, pay dividends, incur debt, sell assets, or merge with or acquire another entity. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.
If we are obligated for any reason to repay our outstanding senior secured convertible notes, we would be required to deplete our working capital and/or raise additional funds. If we are unable to repay our senior secured convertible notes, the holders of these notes would be entitled to foreclose on substantially all of our assets which secure the repayment of such notes.
     On October 10, 2006, we issued and sold $20.0 million in aggregate principal amount of senior secured convertible notes. These notes are due and payable on October 10, 2011, unless sooner converted into shares of our common stock. Upon the occurrence of an event of default or change of control, we could be required to repay these notes prior to maturity at a premium equal to up to 120% of the principal amount outstanding, together with accrued interest on the outstanding principal balance of these notes. If we are obligated for any reason to repay these notes in full, we would be required to use our limited working capital and/or raise additional funds. If we are unable to repay these notes, together with the applicable redemption premium, when required, the holders of these notes could foreclose on substantially all of our assets which secure the repayment of such notes.
Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.
     We have discovered a material weakness in our internal controls as defined under standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that require remediation. Under the PCAOB standards, a “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency or combination of control deficiencies, that adversely affect a company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.
     As a result of the material weakness we have identified in our internal controls, we also identified certain deficiencies in some of our disclosure controls and procedures that we believe require remediation. We cannot be certain that our efforts to improve our internal and disclosure controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could affect our ability to remain listed on The Nasdaq Global Market. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.
Risks Related to the Industry
Economic downturns, a decline in the popularity of gaming or changes in the demographic profile of gaming patrons could reduce the number of gaming patrons that use our services or the amounts of cash that they access using our services.
     The strength and profitability of our business depends on consumer demand for gaming. During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. This is because the gaming activities in connection with which we provide our cash access services are discretionary leisure activity expenditures and participation in leisure activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in gaming operations, as consumers spend less in anticipation of a potential economic downturn. Reductions in tourism could also have a material adverse effect on our business, financial condition and results of operations.
     Changes in consumer preferences or discretionary consumer spending could harm our business. Gaming competes with other leisure activities as a form of consumer entertainment, and may lose relative popularity as new leisure activities arise or as other existing leisure activities become more popular. The popularity of gaming is also influenced by the social acceptance of gaming, which is dictated by prevailing social mores. To the extent that the popularity of gaming declines as a result of either of these factors, the demand for our cash access services may decline and our business may be harmed.
     Aside from the general popularity of gaming, the demographic profile of gaming patrons changes over time. The gaming habits and use of cash access services varies with the demographic profile of gaming patrons. For example, a local gaming patron may visit a gaming establishment regularly but limit his or her play to the amount of cash that he or she brings to the gaming establishment. In contrast, a vacationing gaming patron that visits the gaming establishment infrequently may play much larger amounts and have a greater need to use cash access services. To the extent that the demographic profile of gaming patrons either narrows or migrates towards gaming patrons who use cash access services less frequently or for lesser amounts of cash, the demand for our cash access services may decline and our business may be harmed.
We are subject to extensive governmental gaming regulation.
     We are subject to a variety of regulations in the jurisdictions in which we operate. Regulatory authorities at the federal, state, local and Native American Tribal Council levels have broad powers with respect to the licensing of gaming-related activities and may revoke, suspend, condition or limit our licenses, impose substantial fines and take other actions, any one of which could have a material adverse effect on our business, financial condition and results of operations. With a majority of our customers being Native American Tribal gaming operations we are subject to regulatory and contractual approval by Tribal authorities. As sovereign nations, the Tribal customers have broad powers and significant discretion regarding termination or renewal of the licenses and contracts. Any disputes arising regarding a license or contract must be resolved through the Tribal judicial system. We cannot assure you that any new gaming license or related approval that may be required in the future will be granted, or that our existing licenses will not be revoked, suspended or limited or will be renewed. If additional gaming-related regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a material adverse effect on our business. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our company. Legislation of this type may be enacted in the future.
     Members of our board of directors, corporate officers, management team and the beneficial owners of five percent or more of our outstanding equity interests generally must also be approved by certain state or Tribal regulatory authorities. If the regulatory authorities were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. Certain public issuances of securities and certain other transactions by us also require the approval of certain regulatory authorities.
     In addition, certain new products and services that we may develop cannot be offered in the absence of regulatory approval of the product or licensing of us, or both. For example, our cashless gaming product must have approval and cannot be used at any location until we receive approval from the appropriate authority in such location. These approvals could require that we and our officers, directors or beneficial owners obtain a license or be found suitable and that the product be approved after testing and review. We cannot assure you that we will obtain any such approvals in the future.
     In most jurisdictions in which we do business, we must obtain a non-gaming supplier’s or vendor’s license, qualification or approval. The obtaining of these licenses, qualifications or approvals and the regulations imposed on non-gaming suppliers and vendors are typically less stringent than for gaming-related suppliers and vendors. In some jurisdictions in which we do business, we must obtain a gaming-related supplier’s or vendor’s license, qualification or approval. If we must obtain a gaming-related supplier’s or vendor’s license, qualification or approval because of the introduction of new products (such as products related to cashless gaming) or because of a change in the laws or regulations, or interpretation thereof, our business could be materially adversely affected. This increased regulation of business could include, but is not limited to: requiring the licensure or finding of suitability of any equity owner, officer, director or key employee of the Company; the termination or disassociation with any equity owner, officer, director or key employee that fails to file an application or to obtain a license or finding of suitability; the submission of detailed financial and operating reports; submission of reports of material loans, leases and financing; and requiring regulatory approval of certain commercial transactions such as the transfer or pledge of equity interests in the Company.
Many of the financial services that we provide are subject to extensive rules and regulations.
     All of our cash access services are subject to the privacy provisions of state and federal law, including the Gramm-Leach-Bliley Act. Our POS debit card transactions and ATM withdrawal services are subject to the

Electronic Fund Transfer Act. Our ATM services are subject to the applicable regulations in each jurisdiction in which we operate ATMs. Our ATM services may also be subject to local regulations relating to the imposition of daily limits on the amounts that may be withdrawn from ATM machines, the location of ATM machines and our ability to surcharge cardholders who use our ATM machines. The cash access services we provide are subject to recordkeeping and reporting obligations under the Bank Secrecy Act and the USA PATRIOT Act of 2001. In most gaming establishments, our cash access services are provided through gaming establishment cashier personnel, in which case the gaming establishment is required to file Currency Transaction Reports, or CTRs, or Suspicious Activity Reports, or SARs. In a limited number of gaming establishments, we provide our cash access services directly to gaming patrons at satellite cashiers or booths that we staff and operate, in which case we are required to file CTRs or SARs on a timely basis. If we fail to file these CTRs or SARs on a timely basis or if we are found to be noncompliant in any way with these laws, we could be subject to substantial civil and criminal penalties. In jurisdictions in which we serve as a check casher, we are subject to the applicable state licensing requirements and regulations governing check cashing activities and deferred deposit service providers.
     In the event that any regulatory authority determines that the manner in which we provide cash access services is not in compliance with existing rules and regulations, or the regulatory authorities adopt new rules or regulations that prohibit or restrict the manner in which we provide cash access services, we may be forced to modify the manner in which we operate, or stop processing certain types of cash access transactions altogether. We may also be required to pay substantial penalties and fines if we fail to comply with applicable rules and regulations. For example, if we fail to file CTRs or SARs on a timely basis or if we are found to be noncompliant in any way with either the Bank Secrecy Act and the USA PATRIOT Act of 2001, we could be subject to substantial civil and criminal penalties. In addition, our failure to comply with applicable rules and regulations could subject us to private litigation. Any such actions could have a material adverse effect on our business, financial condition and operating results.
     Following the events of September 11, 2001, the United States and other governments have imposed and are considering a variety of new regulations focused on the detection and prevention of money laundering and money transmitting to or from terrorists and other criminals. Compliance with these new regulations may impact our business operations or increase our costs. Finally, as we develop new products and services, we may become subject to additional regulations.
Being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors.
     As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or SOX, and the rules and regulations of The Nasdaq Global Market. We have been subject to the Exchange Act since 2001 and provisions of SOX since 2005, as a result of the change in ownership control. The requirements of these rules and regulations have increased our accounting, legal and financial compliance costs, made some activities more difficult, time-consuming or costly and have placed significant strain on our personnel, systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. SOX requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and operating results.
Risks Related to Our Common Stock
Future sales of our common stock, or the perception that future sales could occur, may adversely affect our common stock price.
     In addition to this registration statement covering the resale of 3,656,252 shares of our common stock issuable upon conversion of $20.0 million aggregate principal amount of senior secured convertible notes and exercise of certain related warrants, we are also required to file a registration statement covering the resale of up to 710,000 shares of our common stock that were issued in connection with the Indian Gaming Services acquisition. If a large number of shares of our common stock are sold in the open market, or if there is a perception that such sales could occur, the trading price of our common stock could decline materially. In addition, the sale of these shares, or possibility of such sale, could impair our ability to raise capital through the sale of additional shares of common stock.
Our future capital raising activities and the anti-dilution provisions of our senior secured convertible notes and related warrants may dilute the ownership of our existing stockholders.
     We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Raising funds through the issuance of common stock will dilute the ownership of our existing stockholders. Furthermore, we may issue common stock, or securities convertible into or exercisable for shares of our common stock, at prices that represent a substantial discount to the market price of our common stock, which could result in a decline in the trading price of our common stock and, as a result of certain anti-dilution provisions, reduce the conversion price of our senior secured convertible notes and the exercise price of the related warrants and increase the number of shares of our common stock that are issuable upon conversion of the notes and upon exercise of the warrants.
Certain provisions of our Bylaws and of Delaware law may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.
     Our Bylaws and Delaware law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when those attempts may be in the best interests of our stockholders. For example, our Bylaws make it more difficult for anyone other than members of our management to introduce business at stockholder meetings by requiring such other persons to follow certain notice procedures. In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder.
We do not intend to pay dividends in the future.
     We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our senior secured convertible notes limit our ability to pay dividends, and our future debt or credit facilities may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” “assumes,” “may,” and similar expressions. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the Company and economic and market factors. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance.
     Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. The principal factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, our failure to develop products or services that achieve market acceptance or regulatory approval; our failure to accurately evaluate the assumptions underlying our estimates of the useful lives for depreciable and amortizable assets, our estimates of cash flows in assessing the recoverability of long-lived assets, and estimated liabilities for chargebacks, litigation, claims and assessments; competitive forces or unexpectedly high increases in interchange and processing costs that preclude us from passing such costs on to our customers through increased surcharges or reduced commissions; unanticipated changes to applicable tax rates or laws or changes in our tax position; regulatory forces, competitive forces or market contraction that affect our cash advance business; failure to accurately estimate our future cash flows from operations, our inability to satisfy conditions to borrow additional funds, if required or unanticipated operating capital needs that cause our cash flows from operations and possible borrowing facilities to be insufficient to provide sufficient capital to continue our operations; our failure to accurately estimate our operating cash flows and our failure to accurately predict our working capital and capital expenditure needs; our inability to obtain additional financing through bank borrowings or debt or equity financings at all or on terms that are favorable to us; competitive pressures that prevent us from commanding higher prices for our cash access services than other providers; actions taken by our technology partners or the failure of our technology partners to service our needs; our failure to renew our contracts with our top customers; changes in the rules and regulations of credit card associations that require the discontinuation of or material changes to our products or services; our inability to identify or form joint ventures with partners that result in products that are commercially successful; and other factors or conditions described or referenced under the caption “Risk Factors” beginning on page 2 of this prospectus. Our past performance or past or present economic conditions are not indicative of future performance or conditions. Undue reliance should not be placed on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities law.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders, but we will receive the exercise prices payable upon the exercise of the warrants, if exercised for cash. We will use the proceeds received from the exercise of warrants, if any, for working capital and general corporate purposes.
SELLING STOCKHOLDERS
     The shares of our common stock being offered by the selling stockholders are issuable upon conversion of the notes and upon exercise of the warrants. For additional information regarding the issuance of those notes and warrants, see the description of the private placement on the cover page of this prospectus and in the documents incorporated by reference into this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to that certain Securities Purchase Agreement dated as of October 6, 2006 among us and the buyers named therein, the selling stockholders have not had any material relationship with us within the past three years.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the notes and warrants as of December 7, 2006, assuming conversion of all notes and exercise of all warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.
     The third column lists the shares of common stock being offered by this prospectus by each selling stockholder.
     In accordance with the terms of a registration rights agreement among the Company and the selling stockholders, this prospectus generally covers the resale of at least 130% of the sum of (i) the aggregate number of shares of common stock issued or issuable upon conversion of the notes as of the trading day immediately preceding the date the registration statement is initially filed with the Securities and Exchange Commission, or the SEC, and (ii) the aggregate number of shares of common stock issued or issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the notes may be adjusted and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
     Under the terms of the notes and the warrants, a selling stockholder may not convert the notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the notes that have not been converted and upon exercise of the warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

		Maximum Number of Shares
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering
Portside Growth and Opportunity Fund (1)	1,546,875	1,546,875	0

Highbridge International LLC (2)	562,500	562,500	0

Highline Capital Partners, LP (3)	60,872	60,872	0

Highline Capital Partners QP, LP (3)	187,959	187,959	0

Highline International, Ltd. (3)	454,295	454,295	0

(1)	Ramius Capital Group, LLC, or Ramius Capital, is the investment adviser of Portside Growth and Opportunity Fund, or Portside, and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(2)	Highbridge Capital Management LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glen Dubin and Henry Swieca control Highbridge Capital Management LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management LLC, Glen Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(3)	Highline Capital Management, L.L.C., or Highline Management, is the investment manager of Highline Capital Partners, L.P., Highline Capital Partners QP, L.P., and Highline International, Ltd, together the Highline Funds, and consequently has voting control and investment discretion over securities held by the Highline Funds. Highline Management disclaims beneficial ownership of the shares held by the Highline Funds. Jacob W. Doft is the sole managing member of Highline Management. As a result, Mr. Doft may be considered beneficial owner of any shares deemed to be beneficially owned by Highline Management. Mr. Doft disclaims beneficial ownership of these shares.
PLAN OF DISTRIBUTION
     We are registering the shares of our common stock issuable upon conversion of the notes and upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $39,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
     Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California.
EXPERTS
     The consolidated financial statements of Cash Systems, Inc. appearing in Cash Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, and Cash Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Virchow, Krause & Company, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” in this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede information contained in this prospectus or in documents filed earlier with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act. However, we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.
     • Our Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006, including those portions incorporated by reference therein of our Definitive Proxy Statement on Schedule 14A, filed on May 1, 2006;
     • Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, filed on May 10, 2006, for the quarter ended June 30, 2006, filed on August 9, 2006, and for the quarter ended September 30, 2006, filed on November 9, 2006;
     • Our Current Reports on Form 8-K filed on February 27, 2006, March 6, 2006, March 29, 2006, May 4, 2006, May 16, 2006, July 13, 2006, August 3, 2006, September 8, 2006 and October 10, 2006; and
     • The description of the our common stock contained in our Registration Statements on Form 8-A filed with the SEC on January 6, 2004 and December 29, 2005.
     Our filings are available on our website at www.cashsystemsinc.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by directing a written or oral request to us at Cash Systems, Inc., 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139, or by telephone at (702) 987-7169.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the SEC relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov. In addition, our SEC filings are available to the public on our website at www.cashsystemsinc.com. You may also request a copy of these filings, at no cost, by directing a written or oral request to us at Cash Systems, Inc., 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139, or by telephone at (702) 987-7169.

3,656,252
Common Stock

Prospectus
                    , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses Of Issuance And Distribution.
     The following table sets forth the estimated expenses (other than underwriter discounts and commissions) to be incurred by us in connection with the distribution of the securities being registered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$2,629
Printing and engraving expenses	$5,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$3,500
Miscellaneous	$2,000

Total	$38,129

Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she was or is a party or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Article Tenth of our Certificate of Incorporation, as amended, provides that we shall indemnify our directors, officers, employees, agents and other persons serving at our request in related capacities to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Article Ninth of our Certificate of Incorporation, as amended, eliminates the personal liability of our directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.
     As permitted under Section 145(g) of the Delaware General Corporation Law, we have obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by our directors and officers in their capacity as such.
Item 16. Exhibits.

Exhibit
No.	Description
4.1	Amended and Restated Certificate of Incorporation of Cash Systems, Inc. (1)

4.2	Amended and Restated Bylaws of Cash Systems, Inc. (2)

4.3	Registration Rights Agreement dated as of October 6, 2006, by and between Cash Systems, Inc. and the buyers named therein (3)

5.1	Opinion of Manatt, Phelps & Phillips, LLP

23.1	Consent of Virchow, Krause & Company, LLP

Exhibit
No.	Description
23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	Securities Purchase Agreement dated as of October 6, 2006, by and between Cash Systems, Inc. and the buyers named therein (3)

99.2	Form of Senior Secured Convertible Note (3)

99.3	Form of Warrant (3)

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form 8-A (SEC Registration No. 001-31955), and incorporated herein by this reference.

(2)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, and incorporated herein by this reference.

(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed October 10, 2006, and incorporated herein by this reference.
Item 17. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 7, 2006.

CASH SYSTEMS, INC.
By:	/s/ Michael D. Rumbolz
Name:	Michael D. Rumbolz
Title:	Chief Executive Officer and Chairman of the Board

Power of Attorney and Signatures
Each person whose signature appears below appoints Michael D. Rumbolz and Andrew Cashin, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant to be filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Rumbolz Michael D. Rumbolz	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 7, 2006

/s/ Andrew Cashin Andrew Cashin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 7, 2006

/s/ Patricia W. Becker Patricia W. Becker	Director	December 7, 2006

/s/ Patrick R. Cruzen Patrick R. Cruzen	Director	December 7, 2006

/s/ Don R. Kornstein Don R. Kornstein	Director	December 7, 2006

Christopher D. Larson	Director	December 7, 2006

/s/ Donald D. Snyder Donald D. Snyder	Director	December 7, 2006

EXHIBIT INDEX

Exhibit
No.	Description
4.1	Amended and Restated Certificate of Incorporation of Cash Systems, Inc. (1)

4.2	Amended and Restated Bylaws of Cash Systems, Inc. (2)

4.3	Registration Rights Agreement dated as of October 6, 2006, by and between Cash Systems, Inc. and the buyers named therein (3)

5.1	Opinion of Manatt, Phelps & Phillips, LLP

23.1	Consent of Virchow, Krause & Company, LLP

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	Securities Purchase Agreement dated as of October 6, 2006, by and between Cash Systems, Inc. and the buyers named therein (3)

99.2	Form of Senior Secured Convertible Note (3)

99.3	Form of Warrant (3)

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form 8-A (SEC Registration No. 001-31955), and incorporated herein by this reference.

(2)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, and incorporated herein by this reference.

(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed October 10, 2006, and incorporated herein by this reference.